EX-99.J OTHER OPININ

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Royce Capital Fund of our report dated February 15, 2018, relating to the financial statements and financial highlights, which appears in Royce Capital Fund- Micro-Cap Portfolio and Royce Capital Fund- Small-Cap Portfolio's Annual Report on Form N-CSR for the year ended December 31, 2017. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm", "Portfolio Holdings Disclosure Policy" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
April 30, 2018